EXHIBIT 99.1

News Announcement	For Immediate Release

COUNSEL RB CAPITAL ANNOUNCES MANAGEMENT CHANGES

TORONTO, CANADA, June 12, 2013 – Counsel RB Capital Inc. (OTCQB: CRBN) (the “Company”), a leader in distressed and surplus capital asset transactions, announced today that it has reached a mutually amicable agreement with Adam Reich and Jonathan Reich, Co-Chief Executive Officers, whereby they will, subject to the completion of definitive documentation later this month, leave the Company with the personnel in the New York and Los Angeles offices. Adam Reich and Jonathan Reich will retain their initial equity position in the Company.

Ross Dove and Kirk Dove, managing partners of Counsel RB’s subsidiary, Heritage Global Partners, a leading, full-service, global auction and asset advisory firm, will lead the Company after Messrs. Reich’s departure. Ken Mann will continue to lead Counsel RB’s Equity Partners subsidiary, which works with financially distressed companies and properties to arrange new funding, to create joint venture relationships, or to organize going concern sales of the business or property.

A detailed press release will be issued upon completion of the definitive documentation.

About Counsel RB Capital (www.counselrb.com)

Counsel RB Capital Inc. (OTCQB: CRBN) is a value-driven, innovative leader in monetizing surplus capital assets.  The Company is a global leader in auction, asset advisory and appraisal services and specializes in acquiring turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, accounts receivable portfolios and related intellectual property.

Forward-Looking Statements

The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. All statements, other than statements of historical facts, which address the Company's expectations, should be considered as forward-looking statements. Such statements are based on knowledge of the environment in which the Company currently operates, but because of the factors listed herein, as well as other factors beyond the Company's control, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and other risks detailed from time to time in the Company's securities and other regulatory filings.

Contact:
Stephen A. Weintraub	Robert Rinderman or Jennifer Neuman
Executive Vice President, Secretary & CFO	JCIR – Investor Relations & Corporate
sweintraub@counselrb.com or 416/866-3058	Communications
CRBN@jcir.com or 212/835-8500

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